UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 8-K/A
                                 Amendment No. 1
                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported) August 4, 2001


                                 C-COR.net Corp.
             (Exact name of Registrant as specified in its charter)

       Pennsylvania                     0-10726           24-0811591
(State or other jurisdiction of    (Commission File   (I.R.S. Employer
incorporation or organization)     Number)            Identification No.)

60 Decibel Road, State College, Pennsylvania              16801
   (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:           (814) 238-2461


         (Former name or former address, if changed since last report.)

The purpose of this Form 8-K/A is to amend the Current Report on Form 8-K dated August 4, 2001 and filed on August 20, 2001, to file the required financial statements and pro forma information required in Item 7 - Financial Statements and Exhibits.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

    The following financial statements, pro forma financial information and exhibits are filed as part of this report:

     (a) Financial Statements of ADC Telecommunications, Inc. - Broadband Communications Division and Subsidiaries (BCD) as of and for the year ended October 31, 2000

         Report of Public Accountants

         Consolidated Balance Sheet - As of October 31, 2000

         Consolidated Statement of Operations - For the year ended October 31, 2000

         Consolidated Statement of Parent's Equity - For the year ended October 31, 2000

         Consolidated Statement of Cash Flows - For the year ended October 31, 2000

         Notes to Consolidated Financial Statements

         Interim Period Financial Statements of BCD:

         Consolidated Balance Sheet (unaudited) - As of May 5, 2001

         Consolidated Statements of Operations (unaudited) - For the six month periods ended May 5, 2001 and April 28, 2000

         Consolidated Statements of Cash Flows (unaudited) - For the six month periods ended May 5, 2001 and April 28, 2000

         Note to Unaudited Interim Financial Statements

     (b) Pro forma financial information:

         Pro Forma Condensed Consolidated Balance Sheet (unaudited) as of June 29, 2001 with respect to the Registrant and May 5, 2001 with respect to BCD

         Pro Forma Condensed Consolidated Statement of Operations (unaudited) for the year ended June 29, 2001 with respect to the Registrant and the year ended May 5, 2001 with respect to BCD

         Notes to Pro Forma Condensed Consolidated Financial Statements

     (c) Exhibits

         2.1 Acquisition Agreement dated as of July 9, 2001, by and among the Registrant, C-COR Europe Holding, B.V., Broadband Capital Corp., Broadband Royalty Corp. and ADC Telecommunications, Inc., ADC Broadband Communications, Inc., ADC International Holding Company, ADC Phasor Electronics GMBH, and ADC Argentina, S.R.L. (incorporated by reference to the Registrant's 8-K dated August 4, 2001, and filed on August 20, 2001, File No. 0-10726).

         2.2 Amendment No. 1 to Acquisition Agreement dated as of August 4, 2001, by and among the Registrant, C-COR Europe Holding, B.V., Broadband Capital Corp., Broadband Royalty Corp. and ADC Telecommunications, Inc., ADC Broadband Communications, Inc., ADC International Holding Company, ADC Phasor Electronics GMBH, and ADC Argentina, S.R.L. (incorporated by reference to the Registrant's 8-K dated August 4, 2001 and filed on August 20, 2001, File No. 0-10726).

         23  Consent of Arthur Andersen LLP (Minneapolis, MN).

                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                 C-COR.net Corp.
                                 (Registrant)


Date: October 19, 2001             /s/ William T. Hanelly
                                 ---------------------------------------
                                       William T. Hanelly
                                       Chief Financial Officer, Secretary
                                          and Treasurer

ADC Telecommunications, Inc. -
Broadband Communications
Division and Subsidiaries

Consolidated financial statements
as of October 31, 2000 together
with report of independent public
accountants

Report of independent public accountants




To ADC Telecommunications, Inc.:

We have audited the accompanying consolidated balance sheet of Broadband Communications Division (a division of ADC Telecommunications, Inc., a Minnesota corporation) and Subsidiaries as of October 31, 2000, and the related consolidated statements of operations, parent's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Broadband Communications Division and Subsidiaries as of October 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.



Arthur Andersen LLP

Minneapolis, Minnesota
August 3, 2001

ADC TELECOMMUNICATIONS, INC. -
BROADBAND COMMUNICATIONS DIVISION
AND SUBSIDIARIES

Consolidated balance sheet

As of October 31, 2000

(In thousands)

                                       ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                         $   2,787
   Accounts receivable, net of reserves of $3,836                       29,960
   Inventories                                                          41,372
   Deferred taxes                                                        2,760
   Prepaid and other current assets                                      2,014
                                                                     ---------
              Total current assets                                      78,893

PROPERTY AND EQUIPMENT, net                                              9,805
GOODWILL, net                                                           19,711
DEFERRED TAXES                                                             686
                                                                     ---------
                                                                     $ 109,095
                                                                     =========

LIABILITIES AND PARENT'S EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                  $  10,892
   Accrued compensation and benefits                                     5,388
   Other accrued liabilities, primarily warranty                         6,363
   Current maturities of long-term debt                                  2,740
   Income taxes payable                                                    823
   Payable to Parent                                                    48,910
                                                                     ---------
              Total current liabilities                                 75,116

LONG-TERM DEBT, less current maturities                                  1,487
                                                                     ---------
              Total liabilities                                         76,603
                                                                     ---------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)

PARENT'S EQUITY:
   Parent's equity in division                                          33,867
   Accumulated other comprehensive loss                                 (1,375)
                                                                     ---------
              Total parent's equity                                     32,492
                                                                     ---------
                                                                     $ 109,095
                                                                     =========

The accompanying notes are an integral part of this consolidated financial statement.

ADC TELECOMMUNICATIONS, INC. -
BROADBAND COMMUNICATIONS DIVISION
AND SUBSIDIARIES

Consolidated statement of operations

For the year ended October 31, 2000

(In thousands)


NET SALES                                                            $ 168,612

COST OF PRODUCTS SOLD                                                  110,155
                                                                     ---------
              Gross profit                                              58,457

EXPENSES:
   Selling and administration                                           36,239
   Research and development                                             21,574
   Goodwill amortization                                                 1,882
   Nonrecurring charges                                                    667
                                                                     ---------
              Total expenses                                            60,362
                                                                     ---------
OPERATING LOSS                                                          (1,905)

INTEREST EXPENSE                                                        (1,418)

OTHER EXPENSE, net                                                      (1,661)
                                                                     ---------
LOSS BEFORE INCOME TAXES                                                (4,984)

INCOME TAX BENEFIT                                                      (1,695)
                                                                     ---------
NET LOSS                                                             $  (3,289)
                                                                     =========

The accompanying notes are an integral part of this consolidated financial statement.

ADC TELECOMMUNICATIONS, INC. -
BROADBAND COMMUNICATIONS DIVISION
AND SUBSIDIARIES

Consolidated statement of parent's equity

For the year ended October 31, 2000

(In thousands)
                                                   Accumulated
                                                      other
                                                  comprehensive    Comprehensive
                               Parent's equity         loss             loss
                               ---------------    -------------    -------------
BALANCE, at October 31, 1999        $37,156           $  (351)         $      -
Net loss                             (3,289)                -            (3,289)
Translation adjustment                    -            (1,024)           (1,024)
                                   --------            ------             -----
BALANCE, at October 31, 2000        $33,867           $(1,375)          $(4,313)




The accompanying notes are an integral part of this consolidated financial statement.

ADC TELECOMMUNICATIONS, INC. -
BROADBAND COMMUNICATIONS DIVISION
AND SUBSIDIARIES

Consolidated statement of cash flows

For the year ended October 31, 2000

(In thousands)


OPERATING ACTIVITIES:
  Net loss                                                              $(3,289)
  Adjustments to reconcile net loss to net cash
  provided by operating activities-
   Depreciation and amortization                                          5,161
   Net change in accounts receivable and inventory reserves                  71
   Change in assets and liabilities, net of effects from acquisitions:
       Accounts receivable                                                5,109
       Inventories                                                        1,692
       Prepaid and other assets                                          (1,496)
       Accounts payable                                                  (1,912)
       Accrued liabilities and other                                     (1,334)
       Borrowings from Parent, net                                        3,876
                                                                         -------
             Net cash provided by operating activities                    7,878
                                                                         -------

INVESTING ACTIVITIES:
   Property and equipment additions, net                                 (5,752)
   Acquisitions, net of cash acquired                                    (2,657)
   Sale of investment                                                     1,604
                                                                         -------
               Net cash used for investing activities                    (6,805)
                                                                         -------

FINANCING ACTIVITIES:
   Decrease in debt                                                      (1,098)
                                                                         -------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                     (43)
                                                                         -------
DECREASE IN CASH AND CASH EQUIVALENTS                                       (68)
CASH AND CASH EQUIVALENTS, beginning of year                              2,855
                                                                         -------
CASH AND CASH EQUIVALENTS, end of year                                  $ 2,787
                                                                         =======

SUPPLEMENTAL CASH FLOW INFORMATION:
   Interest paid                                                        $   238



The accompanying notes are an integral part of this consolidated financial statement.

ADC TELECOMMUNICATIONS, INC. -
BROADBAND COMMUNICATIONS DIVISlON
AND SUBSIDIARIES

Notes to consolidated financial statements

October 31, 2000


1 Summary of significant accounting policies
--------------------------------------------

Organization

Broadband Communications Division (BCD or the Company), a wholly owned operation of ADC Telecommunications, Inc. (ADC or the Parent), manufactures and sells products primarily to cable companies and other entities that want to transmit and receive video.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Phasor Electronics GmbH (Phasor) and Comtec Electronica S.R.L. (Comtec). All significant intercompany amounts have been eliminated in consolidation.

Fair value disclosure of financial instruments

The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables for which current carrying amounts are equal to or approximate fair market values. The fair values of debt approximate the current rates at which the Company could borrow funds with similar remaining maturities and risks.

Cash and cash equivalents

Cash equivalents represent short-term investments in commercial paper with original maturities of three months or less. The carrying amounts of these investments approximate their fair value due to their short maturities.

Inventories

Inventories include material, labor and overhead and are stated at the lower of first-in, first-out cost or market.

Income taxes

BCD utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities.

Property and equipment

Property and equipment are recorded at cost. Additions, improvements or major renewals are capitalized, while expenditures, which do not enhance or extend the asset's useful life, are charged to operating expenses as incurred. Depreciation is computed using the straight-line method based on the estimated useful life of the asset. The components of property and equipment and the useful lives of the assets are as follows as of October 31, 2000 (dollars in thousands):
                                                           Useful lives
                                                           ------------
Buildings                                    $   2,128        25 years
Equipment                                       24,335      3-10 years
Furniture and fixtures                           1,727      3-l0 years
Assets under construction                          952
Less- Accumulated depreciation                 (19,337)
                                             ---------
               Property and equipment, net   $   9,805
                                             =========

Goodwill

The excess of the cost of acquired businesses over the fair value of the net assets acquired is amortized on a straight-line basis ranging from 7 to 25 years. Management periodically assesses the amortization period and recoverability of the carrying amount of goodwill based upon an estimate of undiscounted future cash flows from related operations.

Revenue recognition

BCD recognizes revenues from equipment sales upon shipment, when risk of loss for the equipment has transferred to the customer and collectibility of amounts receivable from customers are reasonably assured.

Significant customers

The Company's two largest customers accounted for 27 percent of net sales in the 12 months ended October 31, 2000. No other customers accounted for more than 10 percent of net sales. At October 31, 2000, the Company had 27 percent, or approximately $9.1 million, of receivables due from two customers.

New accounting pronouncements

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition in Financial Statements." SAB No. 101, as amended, summarizes some of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. At this time, management does not expect the adoption of SAB No. 101 to have a material effect on the Company's operations or financial position. The Company is required to adopt SAB No. 101 in the fourth quarter of fiscal year 2001.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No.141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." Under these new standards, all acquisitions subsequent to June 30, 2001 must be accounted for under the purchase method of accounting and purchased goodwill is no longer amortized over its useful life. Rather, goodwill will be subject to a periodic impairment test based on its fair value. SFAS No. 142 is effective in fiscal year 2003, although earlier adoption is permitted. The Company is currently evaluating the potential effect of the implementation of these two standards on the financial condition and results of operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

Foreign currency translation

BCD converts assets and liabilities of foreign operations to their U.S. dollar equivalents at rates in effect at the balance sheet date and records translation adjustments in parent's equity. Income statements of foreign operations are translated from the operations' functional currency to the U.S. dollar equivalents at the exchange rate on the transaction dates. Foreign-exchange transaction gains and losses are reported in other expense, net.

2 Acquisitions
--------------

In January 2000, the Company acquired Comtec, a provider of telecommunication equipment to cable companies in South America, for approximately $3.7 million in cash, plus direct expenses. The acquisition has been accounted for under the purchase method of accounting and Comtec's results have been included in the Company's results since acquisition. Had Comtec been acquired on November 1, 1999, results of BCD's operations would not have been materially different than those reported in the accompanying consolidated financial statements. Approximately $3.1 million of the purchase price was allocated to tangible net assets acquired and the remainder was assigned to goodwill. Tangible net assets acquired include cash, accounts receivable, inventories and fixed assets. Liabilities assumed principally include accounts payable, accrued compensation and accrued expenses. Goodwill resulting from the acquisition is being amortized on a straight-line basis over seven years.

3 Long-term debt
----------------

Long-term debt consisted of the following as of October 31, 2000 (in thousands):

 Unsecured note payable due in semiannual installments of $500,
   interest at three month LIBOR rate (6.76% as of October 31, 2000)     $ 2,200
 Unsecured note payable due on December 31, 2000, interest at 5%           1,600
 Unsecured bank note payable, payments due on June 30, 2001 and
   March 31, 2003, interest rates ranging from 2% to 3%                      427
                                                                         -------
                                                                           4,227
 Less-Current maturities                                                   2,740
                                                                         -------
                                                                         $ 1,487
                                                                         =======

Aggregate annual maturities of long-term debt are as follows for the years ending October 31 (in thousands):

              2001                                                       $ 2,740
              2002                                                         1,000
              2003                                                           287
              2004                                                           200
                                                                      ----------
                           Total                                         $ 4,227
                                                                      ==========

4 Nonrecurring charges
----------------------

During the fourth quarter of fiscal year 2000, ADC's management approved a restructuring plan to consolidate unproductive and duplicative facilities. The total estimated charges recorded related to this restructuring plan were $667,000 and are reported as nonrecurring charges in the accompanying consolidated statement of operations. The charges included approximately $394,000 for employee termination costs and approximately $273,000 in facility closing costs. As of October 31, 2000, approximately $152,000 of costs related to the restructuring are included in other accrued liabilities in the accompanying consolidated balance sheet.

5 Related-party transactions
----------------------------

For the year ended October 31, 2000, ADC charged the Company approximately $24.4 million for certain administrative costs primarily related to marketing and sales, customer service, information systems and human resources. In addition, medical and workers' compensation insurance claims are paid by ADC on behalf of the Company. The charges for these payments include both expenses that are directly attributable to BCD and allocations of corporate costs and are included in payable to Parent on the accompanying balance sheet.

6 Commitments
-------------

Capital expenditure commitments

As of October 31, 2000, the Company had entered into capital expenditure purchase commitments of approximately $2.7 million, which will be funded from borrowings from ADC.

Leases

The Company leases office space and real estate under noncancelable operating leases.

Future minimum payments under these leases as of October 31, 2000 are as follows (in thousands):

               2001                                                      $ 1,566
               2002                                                        1,490
               2003                                                          375
               2004                                                          312
                                                                      ----------
               Total                                                     $ 3,743
                                                                      ==========

Under the terms of the lease agreements, the Company also is responsible for certain operating expenses and taxes. Total rent expense of approximately $1.4 million was charged to operations for the year ended October 31, 2000.

7 Employee benefit plans
------------------------

Retirement savings plan

Substantially all employees are eligible to participate in ADC's retirement savings plan (the Plan). ADC matches employee contributions to the Plan up to 6 percent of wages and, depending on ADC performance, may voluntarily make an additional contribution up to 70 percent on 6 percent of wages. Employees are fully vested in all contributions. BCD's contributions to the Plan were approximately $624,000 during fiscal year 2000. The Plan's trustee invests a portion of BCD's cash contributions in ADC's common stock.

Global employee stock purchase plan

ADC has a global employee stock purchase plan available to substantially all employees. Eligible employees may purchase ADC common stock through payroll deductions. Until April 2000, the discounted purchase price given to ADC employees on ADC stock was 85 percent of the market closing price of ADC stock at the end of each stock purchase period. Under the new stock purchase plan, employees can purchase ADC common stock at a price equal to the lower of 85 percent of the market closing price of ADC's stock at the beginning or end of each stock purchase period.

Stock award plan

ADC maintains a Global Stock Incentive Plan to grant various stock awards, including stock options at fair market value and restricted shares, to key employees of ADC. The following schedule summarizes activity restated for management and employees of the Company (shares in thousands):

                                                                 Weighted
                                                                  average
                                                 Shares       exercise price
                                                 ------       --------------

   Outstanding at October 31, 1999               20,619         $   8.91
      Granted                                    10,251            46.02
      Exercised                                  (3,444)            7.04
      Canceled                                   (3,063)           11.91
                                               --------          --------
   Outstanding at October 31, 2000               24,363         $  14.92
                                               ========          ========
   Exercisable at October 31, 2000                8,548         $   8.29
                                               ========          ========

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, a fair-value-based method of accounting for employee stock options or similar equity instruments. As permitted under the standard, the Company has continued to account for employee stock options using the intrinsic value method outlined in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, the Company has recognized no compensation expense for the Global Stock Incentive Plan.

If compensation expense for the Company's stock-based compensation plan had been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the Company's net loss would have increased to the pro forma amount indicated below for the year ended October 31, 2000 (in thousands):

             Net loss:
                As reported                             $ (3,289)
                Pro forma                                 (6,631)

The weighted average fair value per option at the date of grant for options granted in 2000 was $13.84. The fair value was estimated using the Black-Scholes option pricing model with the following weighted average assumptions:

             Risk-free interest rate                              5.91%
             Expected dividend                                       -
             Expected volatility factor                          82.90
             Expected option term                                  4.5 years

8 Income taxes
--------------

The Company's operations are included in the consolidated federal income tax return of ADC. Federal income taxes are paid to or refunded by ADC pursuant to the terms of a tax-sharing agreement under which taxes approximate the amount that would have been computed on a separate company basis. The provision for foreign income taxes is based upon foreign pretax earnings of approximately $2.9 million during fiscal year 2000.

The components of the benefit for income taxes for 2000 are (in thousands):

             Current taxes receivable (payable):
                Federal                                                $  1,390
                Foreign                                                    (874)
                State                                                       138
                                                                    -----------
                                                                            654
             Deferred                                                     1,041
                                                                    -----------
                           Total benefit                               $  1,695
                                                                    ===========

The effective income tax rate differs from the federal statutory rate as follows:

                  Federal statutory rate                                     35%
                  Goodwill amortization                                     (14)
                  State income taxes, net                                     5
                  Foreign income taxes                                        3
                  Other                                                       5
                                                                       ---------
             Effective income tax rate                                       34%
                                                                       =========

Deferred tax assets (liabilities) as of October 31, 2000 are composed of the following (in thousands):

             Current deferred tax assets (liabilities):
                Asset valuation reserves                                 $1,659
                Accrued liabilities                                       1,330
                Other                                                      (229)
                                                                      ----------
                           Total                                         $2,760
                                                                      ==========


             Noncurrent deferred tax assets:
                Investment                                               $  391
                Depreciation                                                295
                                                                      ----------
                                                                         $  686
                                                                      ==========

9 Litigation
------------

From time to time, the Company is involved in legal actions which arise in the ordinary course of its business. Although the outcome of any such legal actions cannot be predicted, in the opinion of the Company's management, the resolution of any currently pending or threatened actions will not have a material adverse effect upon the financial position of BCD.

10 Subsequent events
--------------------

During fiscal year 2001, ADC's management approved restructuring plans, which included initiatives to consolidate unproductive and duplicative facilities and dispose of product lines that no longer fit ADC's current focus and growth strategy. During January 2001, a charge of approximately $2.0 million was recorded for employee terminations and inventory write-offs. Additional charges of approximately $1.2 million and $928,000 were recorded in April and July 2001, respectively, for employee termination and facility consolidation costs.

During April 2001, an impairment charge of approximately $31.8 million was recorded by ADC because the estimated fair value using a discounted cash flow model was less than the carrying value of BCD's assets.

During August 2001, the Company was sold by ADC to C-COR.net Corp., a global provider of broadband technology and services, for approximately $32 million inclusive of certain liabilities assumed by C-COR.net Corp. In accordance with the terms of the purchase agreement, the initial purchase price was reduced for ADC's estimate of the remaining liability related to warranty claims for a specific product. In addition, certain assets and liabilities were retained by ADC, consisting primarily of accounts receivable and accounts payable.

                         ADC TELECOMMUNICATIONS, INC. -
                        BROADBAND COMMUNICATIONS DIVISION
                     CONSOLIDATED BALANCE SHEET - UNAUDITED
                                As of May 5, 2001
                                 (In thousands)

                                     ASSETS
CURRENT ASSETS:
          Cash and cash equivalents                                  $      789
          Accounts receivable, net                                       15,770
          Inventories                                                    39,670
          Prepaid income taxes and other assets                           2,560
                                                                    ------------
              Total current assets                                       58,789

PROPERTY AND EQUIPMENT, net                                               8,562

OTHER ASSETS                                                              1,275
                                                                    ------------

                                                                     $   68,626
                                                                    ============


                         LIABILITIES AND PARENT'S EQUITY

CURRENT LIABILITIES:
          Accounts payable                                           $    6,700
          Accrued liabilities                                            11,566
          Notes payable and current
           maturities of long-term debt                                   1,154
          Payable to Parent                                              54,162
                                                                    ------------
              Total current liabilities                                  73,582


LONG-TERM DEBT, less current maturities                                     973
                                                                    ------------
              Total liabilities                                          74,555

PARENT'S EQUITY                                                          (5,929)
                                                                    ------------

                                                                     $   68,626
                                                                    ============

                         ADC TELECOMMUNICATIONS, INC. -
                        BROADBAND COMMUNICATIONS DIVISION
                 CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

                                 (In thousands)


                                                     Six Months Ended
                                              --------------------------------
                                                 May 5,          April 28,
                                                  2001              2000
                                              --------------   ---------------

NET SALES                                     $      60,135    $       85,245

COST OF PRODUCTS SOLD                                56,820            54,802
                                              --------------   ---------------

GROSS PROFIT                                          3,315            30,443
                                              --------------   ---------------

EXPENSES:
        Research and development                      8,226            10,844
        Selling and administration                   23,497            17,334
        Impairment charges                           18,453                 -
        Goodwill amortization                           625             1,170
        Nonrecurring charges                          3,139                 -
                                              --------------   ---------------

                Total expenses                       53,940            29,348
                                              --------------   ---------------

OPERATING INCOME (LOSS)                             (50,625)            1,095

OTHER INCOME (EXPENSE), NET:
        Interest                                       (902)            (652)
        Other                                           (67)          (1,303)
                                              --------------   ---------------

LOSS BEFORE INCOME TAXES                            (51,594)            (860)

BENEFIT FOR INCOME TAXES                             11,412              334
                                              --------------   ---------------

NET LOSS                                      $     (40,182)   $        (526)
                                              ==============   ===============


                         ADC TELECOMMUNICATIONS, INC. -
                        BROADBAND COMMUNICATIONS DIVISION
                CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
                                 (In thousands)


                                                                   Six Months Ended
                                                               ------------------------
                                                                May 5,        April 28,
                                                                 2001           2000
                                                               ----------     --------
OPERATING ACTIVITIES:
      Net loss                                                  $(40,182)     $ (526)
      Adjustments to reconcile net income to net cash from
         Operating activities -
             Inventory and fixed asset write-offs (recovery)         124        (842)
             Depreciation and amortization                         2,473       2,810
             Accounts receivable reserves                          1,346          13
             Impairment charges                                   18,453           -
             Changes in operating assets and liabilities, net
                of acquisitions
                      Accounts receivable                         16,333       8,637
                      Inventories                                  4,967      (1,588)
                      Prepaid income taxes and other assets        2,642      (4,144)
                      Accounts payable                            (4,648)     (5,713)
                      Accrued liabilities                         (2,537)     (2,476)
                                                               ----------     --------
       Total cash used for operating activities                   (1,029)     (3,829)
                                                               ----------     --------

INVESTMENT ACTIVITIES:
      Acquisitions, net of cash acquired                          (2,657)     (4,752)
      Property and equipment additions                              (218)     (1,479)
      Long-term investments                                          -         1,604
                                                               ----------     --------
      Total cash used for investment activities                   (2,875)     (4,627)
                                                               ----------     --------

FINANCING ACTIVITIES:
      Increase in debt and due to parent                           1,985       9,017
                                                               ----------     --------
      Total cash from financing activities                         1,985       9,017
                                                               ----------     --------

EFFECT OF EXCHANGE RATE CHANGES ON CASH                              (79)         61
                                                               ----------     --------

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                  (1,998)        622

CASH AND CASH EQUIVALENTS, beginning of period                     2,787       2,855
                                                               ----------     --------

CASH AND CASH EQUIVALENTS, end of period                        $    789    $  3,477
                                                               ==========     ========

Note to Unaudited Interim Financial Statements

The unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information, and in the opinion of management, contain all the adjustments (consisting of normal, recurring adjustments), necessary to fairly present BCD's financial position as of May 5, 2001, and the results of its operations for the six-month periods ended May 5, 2001 and April 28, 2000.

PRO FORMA FINANCIAL INFORMATION

The accompanying unaudited pro forma condensed consolidated balance sheet of the Registrant as of June 29, 2001, and the related unaudited pro forma condensed consolidated statement of operations for the year ended June 29, 2001, give effect to the acquisition of certain assets and liabilities of ADC Telecommunications, Inc.'s, Broadband Communications Division (BCD), as described in Note 1 of the Notes to the Pro Forma Condensed Consolidated Financial Statements, as if the transaction had occurred as of June 29, 2001, in the case of the unaudited pro forma condensed consolidated balance sheet, and as of July 1, 2000, in the case of the unaudited pro forma condensed consolidated statement of operations.

The unaudited pro forma condensed consolidated statement of operations for the year ended June 29, 2001, also gives effect to the Registrant's acquisition of MobileForce Technologies, Inc. (MobileForce) completed on April 27, 2001, as described in Note 2 of the Notes to the Pro Forma Condensed Consolidated Financial Statements, as if the transaction had occurred as of July 1, 2000.

The unaudited pro forma condensed consolidated financial statements have been prepared by the Registrant and should be read in conjunction with the Registrant's historical consolidated financial statements, which have been previously filed in the Company's Annual Report on Form 10-K for the year ended June 29, 2001, the historical consolidated financial statements of BCD, which are included elsewhere in this Form 8-K/A, and the historical financial statements of MobileForce, which have been previously filed by the Registrant on Form 8-K/A, dated April 27, 2001, as amended on July 10, 2001.

Since the unaudited pro forma condensed consolidated financial statements which follow are based upon the financial condition of BCD and operating results of BCD and MobileForce during the periods when they were not under the control or management of the Registrant, the information presented may not be indicative of the results which would have actually been obtained had the acquisitions been completed on July 1, 2000 nor are they indicative of future operating results or financial position.

Consideration for the acquisition was approximately $24,904,000 consisting of a cash payment of $24,596,000 to ADC and direct transaction costs incurred of approximately $308,000. The pro forma information including the allocation of the purchase price is based on management's estimates. An independent valuation of intangible assets has not yet been completed, and as such, the allocations and related tax effects are preliminary and subject to change. For purposes of the pro forma information included, the excess of the purchase price over the allocation to tangible identifiable assets and liabilities has been presumed to be goodwill, and therefore no amortization was reflected in the unaudited pro forma condensed consolidated statement of operations.


                                 C-COR.NET CORP.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)
                                  June 29, 2001

                                               Historical
                                         ------------------------      PRO FORMA       PRO FORMA
                                              C-COR       BCD         ADJUSTMENTS      COMBINED
                                         ------------   -------       -----------      ---------
ASSETS
Current Assets:

  Cash and cash equivalents                 $  87,891   $    789    $     (64)  (A)    $  63,712
                                                                      (24,904)  (E)
  Marketable securities                        13,002          -            -             13,002
  Receivables, net                             26,593     15,770       (7,523)  (A)       33,246
                                                                       (1,594)  (C)
  Inventories                                  34,809     39,670      (19,616)  (C)       54,863
  Prepaid and other assets                     21,990      2,560          (88)  (A)       26,101
                                                                        1,639   (B)
                                         -------------------------------------       ------------
    Total current assets                      184,285     58,789      (52,150)           190,924

Property, plant and equipment, net             21,609      8,562          (35)  (A)       29,266
                                                                         (870)  (C)
Intangible assets, net                         22,994      1,275       (1,275)  (C)       26,845
                                                                        3,851   (B)
Other assets                                    9,817          -            -              9,817

                                         -------------------------------------       ------------
                                            $ 238,705   $ 68,626    $ (50,479)         $ 256,852
                                         =====================================       ============

LIABILITIES
Current Liabilities:
  Accounts payable                            $12,723   $  6,700    $  (5,487)  (A)    $  13,936
  Accrued liabilities                          18,297     11,566       (4,225)  (A)       34,804
                                                                        9,166   (C)
  Current portion of long-term debt               264      1,154       (1,000)  (A)          418
                                         -------------------------------------       ------------
    Total current liabilities                  31,284     19,420       (1,546)            49,158

Long-term debt, less current portion            1,501        973         (700)  (A)        1,774
Other liabilities                               2,011          -            -              2,011

Shareholders' equity                          203,909     48,233        3,702   (A)      203,909
                                                                      (51,935)  (D)
                                         -------------------------------------       ------------
                                            $ 238,705   $ 68,626    $ (50,479)         $ 256,852
                                         =====================================       ============

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                 C-COR.NET CORP.
       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                        For the Year Ended June 29, 2001

                                                                  Historical
                                                       ---------------------------------      PRO FORMA     PRO FORMA
                                                         C-COR    MobileForce     BCD         ADJUSTMENTS    COMBINED
                                                       --------  ------------- ---------      -----------   ---------

Net sales                                              $223,295   $     501    $ 143,502     $     -        $ 367,298
Cost of sales                                           177,668       1,876      112,173           -          291,717
                                                       ----------------------------------------------      -----------
Gross margin                                             45,627      (1,375)      31,329           -           75,581

Operating expenses:
  Selling and administrative                             31,011       5,886       42,402           -           79,299
  Research and product development                       17,399       5,363       18,956           -           41,718
  Amortization of goodwill and other intangibles          1,536           -        1,337       6,142  (A)       9,015
  Acquired in-process technology charge                   1,500                        -           -            1,500
  Goodwill impairment                                         -                   18,453           -           18,453
  Restructuring costs                                    11,031           -        3,806           -           14,837
                                                       ----------------------------------------------      -----------

Total operating expenses                                 62,477      11,249       84,954       6,142          164,822
                                                       ----------------------------------------------      -----------

Loss from operations                                    (16,850)    (12,624)     (53,625)     (6,142)         (89,241)

Interest and other income, net                            3,859      (1,886)      (2,093)          -             (120)
                                                       ----------------------------------------------      -----------

Loss before income taxes                                (12,991)    (14,510)     (55,718)     (6,142)         (89,361)

Income tax benefit                                       (5,164)          -      (12,773)     (7,228) (B)     (31,893)
                                                                                              (6,728) (C)
                                                       ----------------------------------------------      -----------
Loss from continuing operations                        $ (7,827)  $ (14,510)   $ (42,945)    $ 7,814        $ (57,468)
                                                       ==============================================      ===========

Net loss per share:
  Basic                                                $  (0.24)                                            $   (1.75)
  Diluted                                              $  (0.24)                                            $   (1.75)

Weighted average common shares and
  common share equivalents
    Basic                                                32,905                                                32,905
    Diluted                                              32,905                                                32,905

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                 C-COR.NET CORP.
    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)



NOTE 1 - ADJUSTMENTS TO THE BALANCE SHEET

(A) To reflect an adjustment for certain assets and liabilities of BCD that were not acquired or assumed by the Registrant as part of the purchase transaction.

(B) To reflect the excess of acquisition cost over the estimated fair value of net assets acquired. The purchase price and purchase allocation are summarized as follows:

     Purchase price:
       Cash paid to ADC Telecommunications, Inc.                        $24,596
       Direct transaction costs and expenses                                308
                                                                         ------
     Total purchase price                                               $24,904
                                                                         ======
     Allocated to:
       Historical book values of BCD
          assets and liabilities                                        $48,233

       Adjustment in the basis of assets acquired and liabilities
       not assumed as part of the purchase transaction (See A)            3,702

       Fair value adjustments:
         Accounts receivable                                             (1,594)
         Inventory                                                      (19,616)
         Property, plant and equipment                                     (870)
         Intangible assets                                               (1,275)
         Accrued liabilities                                             (9,166)

       Deferred tax assets for differences in fair value and tax basis    1,639
                                                                         ------
     Total allocations                                                  $21,053
                                                                         ======

     Excess purchase price over allocation to
       tangible identifiable assets and liabilities                     $ 3,851
                                                                         ======

     The allocation of purchase price is based upon management's estimates and reflect fair market value adjustments to the carrying value of assets acquired and liabilities assumed in the acquisition. The fair market value adjustments primarily include inventories related to certain product lines that became redundant or are being discontinued, as well as certain warranty liabilities assumed in the purchase.


(C) To reflect the fair value adjustments of assets and liabilities acquired (see B).

(D)  To reflect the elimination of shareholder's equity accounts of BCD.

(E) To reflect the consideration paid for the acquisition, which included a cash payment to ADC Telecommunications, Inc. and direct transaction costs and expenses.

NOTE 2 - ADJUSTMENTS TO THE STATEMENT OF OPERATIONS

(A) To reflect the amortization of the goodwill and acquired intangible assets over the estimated useful life of three years for the Registrant's acquisition of MobileForce Technologies, Inc. (MobileForce) from the period of July 1, 2000 through the acquisition date of April 27, 2001.

(B) To reflect the tax effect of goodwill amortization and record tax benefits related to the net loss of MobileForce on a consolidated basis, using the federal statutory rate of 35%. State tax benefits, if any, have not been provided since management believes it is not more likely than not that the Registrant would have realized for state income tax purposes a tax benefit for the net loss of MobileForce in the period presented.

(C) To reflect the additional tax benefit related to net losses of BCD on a consolidated basis, using the federal statutory rate of 35%. State tax benefits, if any, have not been provided since management believes it is not more likely than not that the Registrant would have realized for state income tax purposes a tax benefit for the net loss of BCD in the period presented.

                                    EXHIBIT INDEX


                                     DESCRIPTION


      EXHIBIT
       NUMBER

       2.1 Acquisition Agreement dated as of July 9, 2001, by and among the Registrant, C-COR Europe Holding, B.V., Broadband Capital Corp., Broadband Royalty Corp. and ADC Telecommunications, Inc., ADC Broadband Communications, Inc., ADC International Holding Company, ADC Phasor Electronics GMBH, and ADC Argentina, S.R.L. (incorporated by reference to the Registrant's 8-K dated August 4, 2001 and filed on August 20, 2001, File No. 0-10726).

       2.2 Amendment No. 1 to Acquisition Agreement dated as of August 4, 2001, by and among the Registrant, C-COR Europe Holding, B.V., Broadband Capital Corp., Broadband Royalty Corp. and ADC Telecommunications, Inc., ADC Broadband Communications, Inc., ADC International Holding Company, ADC Phasor Electronics GMBH, and ADC Argentina, S.R.L. (incorporated by reference to the Registrant's 8-K dated August 4,2001 and filed on August 20, 2001, File No. 0-10726).

       23  Consent of Arthur Andersen LLP (Minneapolis, MN).

                                                                      EXHIBIT 23

Consent of independent public accountants

As independent public accountants, we hereby consent to the incorporation of our reports included in this Form 8-K, into the Company's previously filed registration statements on Form S-8 (Nos. 2-95959, 33-27440, 33-35208, 33-66590,
333-02505, 333-30982, 333-43592, 333-49826, 333-61226, 333-64040, 333-65805 and
333-89067) and on Form S-3 (Nos. 333-82697, 333-90011, 333-90589 and 333-32676).



/s/ Arthur Andersen LLP
-----------------------
Arthur Andersen LLP
Minneapolis, Minnesota
October 19, 2001